Exhibit 99.1

Alon Refining Krotz Springs, Inc. Announces the Expiration

of its Tender Offer and Consent Solicitation

DALLAS, TEXAS – April 12, 2012 - Alon Refining Krotz Springs, Inc. (the “Company”) announced today that its previously announced tender offer for any and all of its Senior Secured Notes due 2014 (the “Notes”), and related consent solicitation, as described in the Offer to Purchase and Consent Solicitation Statement dated March 15, 2012, has expired without any Notes or consents being accepted for purchase.

As a result of the expiration of the tender offer and consent solicitation, no consideration will be paid to holders who tendered Notes and delivered consents, and no amendments to the indenture, the intercreditor agreement or the note collateral documents will be made on the basis of such consents. All tendered Notes will be returned to the holders thereof (or, in the case of Notes tendered by book-entry transfer, such Notes will be credited to the account maintained by The Depositary Trust Company from which such Notes were delivered) as promptly as practicable.

Alon Refining Krotz Springs, Inc., a subsidiary of Alon USA Energy, Inc. (NYSE: ALJ), owns and operates a high conversion crude oil refinery in Krotz Springs, Louisiana with a crude oil throughput capacity of approximately 83,000 barrels per day. The Krotz Springs refinery is located on the Atchafalaya River with direct access to the Colonial products pipeline and the Exxon crude system and services markets in the Southern and Eastern United States. The Krotz Springs refinery has been designated an OSHA VPP Star-certified location since 2003.

Contacts:	Amir Barash, Vice President
Alon Refining Krotz Springs, Inc.
972-367-3808

Investors:	Jack Lascar/Sheila Stuewe
DRG&L / 713-529-6600

Media:	Blake Lewis
Lewis Public Relations
214-635-3020

Ruth Sheetrit
SMG Public Relations
011-972-547-555551